Exhibit 99.1

Investor Relations Contact:

Jim Pirak

(425) 256-8284

jim.pirak@symetra.com

Media Relations Contact:

Diana McSweeney

(425) 256-6167

diana.mcsweeney@symetra.com

SYMETRA REPORTS THIRD QUARTER 2012 RESULTS

Third Quarter Summary

•	Adjusted operating income[1] was $45.9 million, compared with $46.9 million in third quarter 2011. Grow & Diversify investments lowered adjusted operating income per share by $0.03.

•	Net income grew to $55.2 million, bolstered by equity gains from mark-to-market accounting, compared with net income of $10.5 million in third quarter 2011.

•

Benefits operating income was down from a year ago due to a higher loss ratio of 65.5% and increased operating expenses. Sales were up substantially across all lines of business compared with third quarter 2011 results.

•	Deferred Annuities earnings decreased on lower interest spreads and higher operating expenses.

•	Income Annuities earnings increased due to favorable mortality experience, partially offset by reduced funding services activity.

•	Individual Life earnings increased on a higher bank-owned life insurance (BOLI) return on assets, partially offset by a modest deferred policy acquisition costs (DAC) unlocking charge.

•	Symetra’s operating effective tax rate was 13.6%, driven by increased benefits from tax credit investments.

BELLEVUE, Wash.—(Oct. 24, 2012)—Symetra Financial Corporation (NYSE: SYA) today reported third quarter 2012 net income of $55.2 million, or $0.40 per diluted share, up sharply from $10.5 million, or $0.08 per diluted share, in third quarter 2011. Third quarter 2012 results benefited from net investment gains of $15.5 million, compared with net losses of $56.6 million in the same quarter of 2011, due to mark-to-market accounting on equity investments.

Adjusted operating income was $45.9 million, or $0.33 per diluted share, in third quarter 2012, compared with $46.9 million, or $0.34 per diluted share, in the same period a year ago.

Summary Financial Results	Three Months Ended September 30		Nine Months Ended September 30
(In millions, except per share data)	2012	2011*	2012	2011*
Net Income	$55.2	$10.5	$174.4	$122.1
Per Diluted Share of Common Stock	$0.40	$0.08	$1.26	$0.89
Adjusted Operating Income	$45.9	$46.9	$152.4	$139.1
Per Diluted Share of Common Stock	$0.33	$0.34	$1.10	$1.01

*	Historical financial information has been restated to reflect retrospective adoption of a new accounting standard for deferred policy acquisition costs on Jan. 1, 2012.

“Symetra produced solid third quarter operating earnings, though results were constrained by higher expenses associated with our Grow & Diversify initiatives,” said Tom Marra, Symetra president and chief executive officer. “Our core businesses performed admirably in the face of historically low interest rates, and we maintained our margins through disciplined pricing actions and thoughtful investment strategies.

“Sales volumes, however, were disappointing — in our interest-rate-sensitive fixed annuity business as well as our new product areas. Variable annuity sales through fee-based advisers and universal life insurance sales through brokerage general agencies [BGAs] have not yet gained market traction. And while we completed the build-out of our group life and disability income insurance capabilities, initial sales were lower than anticipated. We’re currently focused on January 2013 new business in this emerging product line,” he said.

“Fourth quarter is all about ramping up sales and writing profitable business. To that end, we recently refreshed our universal life pricing, carving out competitive niches in certain categories based on BGA partner feedback. We also are working closely with our bank partners to deliver fixed deferred and fixed indexed annuity solutions to consumers looking for safe investments with guaranteed returns. Given these steps, we expect to see improvement in near-term sales results,” said Marra.

BUSINESS SEGMENT RESULTS

Segment Pretax Adjusted Operating Income (Loss)	Three Months Ended September 30		Nine Months Ended September 30
(In millions)	2012	2011*	2012	2011*
Benefits	$16.7	$21.9	$58.1	$54.9
Deferred Annuities	24.0	26.5	73.6	68.3
Income Annuities	8.6	7.1	39.9	28.6
Individual Life	13.8	12.8	41.5	47.2
Other	(10.0)	(1.7)	(20.8)	(5.5)

Pretax Adjusted Operating Income	$53.1	$66.6	$192.3	$193.5
Less: Income Taxes**	(7.2)	(19.7)	(39.9)	(54.4)

Adjusted Operating Income	$45.9	$46.9	$152.4	$139.1

*	Historical financial information has been restated to reflect retrospective adoption of a new accounting standard for deferred policy acquisition costs on Jan. 1, 2012.
**	Represents the total provision for income taxes adjusted for the tax effect on net realized investment gains (losses) and on net gains (losses) on Symetra’s fixed indexed annuity (FIA) products at the U.S. federal income tax rate of 35%.

Benefits

•

Pretax adjusted operating income was $16.7 million, compared with $21.9 million in third quarter 2011. The decline stemmed from a less favorable loss ratio and higher operating expenses related to the expansion of Symetra’s group life and disability income insurance business.

•

Loss ratio was 65.5%, compared with 63.6% in the prior-year period. Although the third quarter 2012 loss ratio was slightly less favorable than target due to an increase in the severity of medical stop-loss claims, the year-to-date loss ratio of 64.2% was within the company’s long-term target range of 63–65%.

•

Sales of $31.3 million were up substantially across all lines of business from $20.1 million in third quarter 2011. Consistent pricing and strong producer relationships led to another excellent quarter of stop-loss sales.

Deferred Annuities

•

Pretax adjusted operating income was $24.0 million, down from $26.5 million in third quarter 2011. The decrease in operating income was due to lower interest spreads, and higher operating expenses related primarily to Symetra True Variable AnnuitySM (True VA).

•	Total account values were $11.7 billion at quarter-end, up from $11.1 billion at the end of third quarter 2011.

•

Sales were $166.5 million, compared with $393.6 million in third quarter 2011. The combination of low interest rates and pricing competition challenged annuity sales, particularly in July and August when interest rates hit new historic lows. Sales of Symetra Edge Pro® Fixed Indexed Annuity, however, increased $26.8 million over third quarter 2011. Product changes and broader availability on bank partner platforms spurred sales late in the quarter both for fixed deferred and fixed indexed annuities. True VA sales fell short of expectations in the third quarter.

Income Annuities

•

Pretax adjusted operating income was $8.6 million, compared with $7.1 million in third quarter 2011. The earnings growth reflected favorable mortality experience and lower operating expenses, offset by lower income from reduced funding services activity.

•	Mortality gains were $2.0 million, compared with mortality losses of $1.4 million in third quarter 2011.

•

Sales were $49.5 million, compared with sales of $64.6 million in the same quarter of 2011. The decrease stemmed mainly from lower structured settlement sales. Shorter-duration single premium immediate annuity (SPIA) sales were up $5.5 million over year-ago levels as a result of new sales strategies to help customers maximize retirement income.

Individual Life

•

Pretax adjusted operating income was $13.8 million, compared with $12.8 million in third quarter 2011. The earnings improvement was driven by a higher BOLI return on assets reflecting lower BOLI claims, partially offset by higher individual life claims and a $2.4 million unfavorable impact from DAC unlocking.

•

Sales of individual life products were $1.6 million, down from $3.3 million in the same quarter a year ago. As expected, third quarter 2012 sales declined due to changes in the company’s single premium life product, which were implemented as a result of sustained low interest rates. Symetra Classic Universal Life Insurance sales fell well short of expectations in the third quarter.

Other

•

Pretax adjusted operating loss was $10.0 million, compared with a loss of $1.7 million in the same quarter a year ago. The Other segment includes unallocated corporate income and expenses, interest expense on debt and other income outside of Symetra’s four business segments. Third quarter 2012 results included a $6.6 million decrease in net investment income primarily related to Symetra’s tax credit investments.

Investment Portfolio

•

Symetra’s equity portfolio posted net investment gains of $25.0 million, driven by a strong common stock portfolio performance. This represents a substantial positive swing from net losses of $52.1 million in third quarter 2011. The company’s common stock portfolio, which is marked to market and is included in Symetra’s overall net realized investment results, delivered returns of 9.8% in third quarter 2012, outperforming the S&P 500 Total Return Index result of 6.3%.

•

Net realized investment gains were $15.5 million, compared with net losses of $56.6 million in third quarter 2011. Significantly improved equity returns were slightly offset by higher impairments of $13.3 million for third quarter 2012, compared with impairments of $4.9 million in third quarter 2011.

Stockholders’ Equity

•	Total stockholders’ equity, or book value, as of Sept. 30, 2012, was $3,641.2 million, or $26.37 per share, compared with $3,378.4 million, or $24.46 per share, as of June 30, 2012.

•	Adjusted book value as converted,[1] as of Sept. 30, 2012, was $2,455.0 million, or $17.78 per share, up from $2,408.5 million, or $17.44 per share, as of June 30, 2012.

•

Risk-based capital (RBC) ratio for Symetra Life Insurance Company at the end of third quarter 2012 was estimated at 485%. Statutory capital and surplus, including asset valuation reserve (AVR), was $2,158.7 million.

•

Provision for income taxes was $12.3 million, compared with $0.1 million in third quarter 2011. The increase reflected fluctuations in net realized investment returns, resulting in higher pretax income. Symetra’s effective tax rate for third quarter 2012 was 18.2%, compared with 0.9% for the same period in 2011. Symetra’s effective tax rate through Sept. 30, 2012 was 22.9%.

2012 Earnings Guidance

Symetra affirmed its guidance for full-year adjusted operating income per diluted share of $1.35–$1.50. This range assumes a Benefits loss ratio within Symetra’s long-term target range, continued low interest rates, a favorable full-year 2012 effective tax rate, and ongoing investments in the company’s Grow & Diversify initiatives.

Among the factors that could drive actual results toward the upper end, middle or lower end of the guidance range are:

•	changes in the interest rate environment;

•	Benefits Division loss ratio relative to long-term target;

•	timing and success of product launches;

•	amount of issuance and yields on commercial mortgage loans;

•	increases or decreases in the amount of prepayments in the investment portfolio;

•	returns on alternative investment portfolio;

•	mortality experience;

•	life and annuity sales levels; and

•	achievement of target cash balances.

Additional Financial Information

This press release, the third quarter 2012 financial supplement and financial review slides are posted on the company’s website at http://investors.symetra.com. Investors are encouraged to review all of these materials.

Management to Review Results on Conference Call and Webcast

Symetra’s senior management team will discuss the company’s third quarter 2012 performance with investors and analysts on Thursday, Oct. 25, 2012 at 10 a.m., Eastern Time (7 a.m., Pacific Time). To listen by phone, dial 1-888-713-4205. For international callers, dial 617-213-4862. The passcode is 27318818. Participants may pre-register for the call at www.symetra.com/earnings. Pre-registrants will be issued a PIN to use when dialing into the live call, which will provide quick access to the conference by bypassing the operator.

To listen to a live webcast of the conference call, go to http://investors.symetra.com. Listeners should go to the website at least 15 minutes before the call and test the compatibility of their computer. Links will be available to download any necessary audio software.

A replay of the call can be accessed by phone at approximately 1 p.m., Eastern Time (10 a.m., Pacific Time) on Oct. 25, 2012 by dialing 1-888-286-8010. For international callers, dial 617-801-6888. The passcode is 33023803. The replay will be available by phone through Nov. 2, 2012. To access a replay of the conference call over the Internet, visit http://investors.symetra.com.

Use of Non-GAAP Measures

1 Symetra uses both U.S. generally accepted accounting principles (GAAP) and non-GAAP financial measures to track the performance of its operations and financial condition. Definitions of each non-GAAP measure are provided below, and reconciliations to the most directly comparable GAAP measures are included in the tables at the end of this press release and in the quarterly financial supplement. These measures are not substitutes for GAAP financial measures. For more information about these non-GAAP measures, please see Symetra’s 2011 Annual Report on Form 10-K.

This press release references the following non-GAAP financial measures:

•

Adjusted operating income is defined by the company as net income, excluding after-tax net investment gains (losses) and including after-tax net realized gains (losses) related to Symetra’s fixed indexed annuity (FIA) products.

•	Adjusted operating income per diluted share is defined as adjusted operating income divided by diluted common shares outstanding.

•	Adjusted book value is defined as stockholders’ equity, less accumulated other comprehensive income (loss), or AOCI.

•	Adjusted book value, as converted, is defined as stockholders’ equity, less AOCI plus the assumed proceeds from exercising the outstanding warrants.

•	Adjusted book value per share, as converted, is calculated as adjusted book value, as converted, divided by the sum of outstanding common shares and shares subject to outstanding warrants.

About Symetra

Symetra Financial Corporation (NYSE: SYA) is a diversified financial services company based in Bellevue, Wash. In business since 1957, Symetra provides employee benefits, annuities and life insurance through a national network of benefit consultants, financial institutions, and independent agents and advisors. For more information, visit www.symetra.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of current or historical facts included or referenced in this release that address activities, events or developments that we expect or anticipate will or may occur in the future, are forward-looking statements. The words “will,” “believe,” “intend,” “plan,” “expect,” “anticipate,” “project,” “estimate,” “predict,” “potential” and similar expressions also are intended to identify forward-looking statements. These forward-looking statements include, among others, statements with respect to Symetra’s:

•

estimates or projections of revenues, net income (loss), net income (loss) per share, adjusted operating income (loss), adjusted operating income (loss) per share, market share or other financial forecasts;

•	trends in operations, financial performance and financial condition;

•	financial and operating targets or plans; and

•	business and growth strategy, including prospective products, services and distribution partners.

These statements are based on certain assumptions and analyses made by Symetra in light of its experience and perception of historical trends, current conditions and expected future developments, as well as other factors believed to be appropriate under the circumstances. Whether actual results and developments will conform to Symetra’s expectations and predictions is subject to a number of risks, uncertainties and contingencies that could cause actual results to differ materially from expectations, including, among others:

•	the effects of fluctuations in interest rates and a prolonged low interest rate environment;

•	general economic, market or business conditions, including further economic downturns or other adverse conditions in the global and domestic capital and credit markets;

•	the effects of changes in monetary and fiscal policy;

•	the effects of changes in government programs to stimulate mortgage refinancing and significant increases in corporate refinance activity;

•	the performance of Symetra’s investment portfolio;

•	the continued availability of quality commercial mortgage loan investments and Symetra’s continued capacity to invest in commercial mortgage loans;

•	Symetra’s ability to successfully execute on its “Grow & Diversify” strategy;

•	recorded reserves for future policy benefits and claims subsequently proving to be inadequate or inaccurate;

•	deviations from assumptions used in setting prices for insurance and annuity products or establishing cash-flow testing reserves;

•	continued viability of certain products under various economic, regulatory and other conditions;

•	market pricing and competitive trends related to insurance products and services;

•	changes in amortization of deferred policy acquisition costs and deferred sales inducements;

•	financial strength or credit ratings changes;

•	the availability and cost of capital and financing;

•	the continued availability and cost of reinsurance coverage;

•	changes in laws or regulations, or their interpretation, including those that could increase Symetra’s business costs, reserve levels and required capital levels;

•	the ability of subsidiaries to pay dividends to Symetra;

•	the effects of implementation of the Patient Protection and Affordable Care Act;

•	the effects of implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010; and

•

the risks that are described from time to time in Symetra’s filings with the U.S. Securities and Exchange Commission, including those in Symetra’s 2011 Annual Report on Form 10-K and 2012 quarterly reports on Form 10-Q.

Consequently, all of the forward-looking statements made in this press release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by Symetra will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Symetra or its business or operations. Symetra assumes no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events or otherwise.

###

Symetra Financial Corporation

Consolidated Income Statement Data

(in millions, except per share data)

(unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2012	2011	2012	2011
		As Adjusted*		As Adjusted*
Revenues
Premiums	$154.1	$150.5	$451.2	$390.8
Net investment income	312.3	315.5	952.0	937.7
Policy fees, contract charges and other	47.1	45.5	142.2	136.1
Net realized investment gains (losses):
Total other-than-temporary impairment losses on securities	(16.0)	(5.0)	(30.7)	(9.0)
Less: portion recognized in other comprehensive income	2.7	0.1	5.5	0.4

Net impairment losses recognized in earnings	(13.3)	(4.9)	(25.2)	(8.6)
Other net realized investment gains (losses)	28.8	(51.7)	60.2	(18.3)

Total net realized investment gains (losses)	15.5	(56.6)	35.0	(26.9)

Total revenues	529.0	454.9	1,580.4	1,437.7

Benefits and expenses
Policyholder benefits and claims	111.1	109.4	320.8	285.4
Interest credited	235.4	229.3	695.2	682.7
Other underwriting and operating expenses	88.9	82.6	264.5	230.6
Interest expense	8.2	8.0	24.6	24.0
Amortization of deferred policy acquisition costs	17.9	15.0	49.1	47.7

Total benefits and expenses	461.5	444.3	1,354.2	1,270.4

Income from operations before income taxes	67.5	10.6	226.2	167.3

Provision (benefit) for income taxes
Current	(0.3)	26.0	12.0	68.3
Deferred	12.6	(25.9)	39.8	(23.1)

Total provision for income taxes	12.3	0.1	51.8	45.2

Net income	$55.2	$10.5	$174.4	$122.1

Net income per common share
Basic	$0.40	$0.08	$1.26	$0.89
Diluted	$0.40	$0.08	$1.26	$0.89

Weighted-average number of common shares outstanding
Basic	138.091	137.559	137.986	137.459
Diluted	138.094	137.571	137.990	137.470

Cash dividends declared per common share	$0.07	$0.06	$0.21	$0.17

Non-GAAP financial measures
Adjusted operating income	$45.9	$46.9	$152.4	$139.1

Reconciliation to net income
Net income	$55.2	$10.5	$174.4	$122.1
Less: Net realized investment gains (losses) (net of taxes)**	10.1	(36.8)	22.8	(17.5)
Add: Net realized gains (losses) - FIA (net of taxes)***	0.8	(0.4)	0.8	(0.5)

Adjusted operating income	$45.9	$46.9	$152.4	$139.1

*	Historical financial information has been restated to reflect retrospective adoption of a new accounting standard for deferred acquisition costs on January 1, 2012.
**	Net realized investment gains (losses) are reported net of taxes of $5.4, $(19.8), $12.2, and $(9.4) for the three and nine months ended September 30, 2012 and 2011, respectively.
***	Net realized gains (losses) - FIA are reported net of taxes of $0.3, $(0.2), $0.3 and $(0.2) for the three and nine months ended September 30, 2012 and 2011, respectively.

Symetra Financial Corporation

Consolidated Balance Sheet Data

(in millions, except per share data)

(unaudited)

	September 30 2012	December 31 2011
		As Adjusted*
Assets
Total investments	$27,492.3	$26,171.7
Other assets	1,185.6	1,215.8
Separate account assets	819.8	795.8

Total assets	$29,497.7	$28,183.3

Liabilities and stockholders’ equity
Policyholder liabilities	$23,625.3	$23,140.6
Notes payable	449.3	449.2
Other liabilities	962.1	682.8
Separate account liabilities	819.8	795.8

Total liabilities	25,856.5	25,068.4

Common stock and additional paid-in capital	1,459.7	1,455.8
Retained earnings	777.2	631.8
Accumulated other comprehensive income, net of taxes	1,404.3	1,027.3

Total stockholders’ equity	3,641.2	3,114.9

Total liabilities and stockholders’ equity	$29,497.7	$28,183.3

Book value per share**	$26.37	$22.64

Non-GAAP financial measures
Adjusted book value	$2,236.9	$2,087.6

Reconciliation to stockholders’ equity
Total stockholders’ equity	$3,641.2	$3,114.9
Less: AOCI	1,404.3	1,027.3

Adjusted book value	2,236.9	2,087.6
Add: Assumed proceeds from exercise of warrants	218.1	218.1

Adjusted book value, as converted	$2,455.0	$2,305.7

Adjusted book value per share, as converted***	$17.78	$16.75

*	Historical financial information has been restated to reflect retrospective adoption of a new accounting standard for deferred acquisition costs on January 1, 2012.
**	Book value per share is calculated based on stockholders’ equity divided by outstanding common shares plus shares subject to outstanding warrants, totaling 138.096 and 137.613 as of September 30, 2012 and December 31, 2011, respectively.
***	Adjusted book value per share, as converted, is calculated based on adjusted book value, as converted, divided by outstanding common shares plus shares subject to outstanding warrants, totaling 138.096 and 137.613 as of September 30, 2012 and December 31, 2011, respectively.

Symetra Financial Corporation

Reconciliation of Segment Pretax Adjusted Operating Income,

Operating Revenues and Operating ROAE

(in millions)

(unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2012	2011	2012	2011
		As Adjusted*		As Adjusted*
Segment pretax adjusted operating income (loss)
Benefits	$16.7	$21.9	$58.1	$54.9
Deferred Annuities	24.0	26.5	73.6	68.3
Income Annuities	8.6	7.1	39.9	28.6
Individual Life	13.8	12.8	41.5	47.2
Other	(10.0)	(1.7)	(20.8)	(5.5)

Subtotal	53.1	66.6	192.3	193.5
Add: Net realized investment gains (losses)	15.5	(56.6)	35.0	(26.9)
Less: Net realized gains (losses) – FIA	1.1	(0.6)	1.1	(0.7)

Income from operations before income taxes	$67.5	$10.6	$226.2	$167.3

Reconciliation of revenues to operating revenues
Revenues	$529.0	$454.9	$1,580.4	$1,437.7
Less: Net realized investment gains (losses)	15.5	(56.6)	35.0	(26.9)
Add: Net realized gains (losses) – FIA	1.1	(0.6)	1.1	(0.7)

Operating revenues	$514.6	$510.9	$1,546.5	$1,463.9

	Twelve Months Ended September 30
	2012	2011
		As Adjusted*
ROE	7.6%	7.0%
Average stockholders’ equity**	$3,266.3	$2,625.6
Non-GAAP financial measures
Operating ROAE	9.5%	9.5%
Average adjusted book value***	$2,138.1	$1,957.7

*	Historical financial information has been restated to reflect retrospective adoption of a new accounting standard for deferred acquisition costs on January 1, 2012.
**	Average stockholders’ equity is derived by averaging ending stockholders’ equity for the most recent five quarters.
***	Average adjusted book value is derived by averaging ending adjusted book value for the most recent five quarters.